Exhibit 99.1

Global Lights Acquisition Corp Announces the Separate Trading of Its Ordinary Shares and Rights, Commencing on December 4, 2023

New York, NY, November 30, 2023 (PRNewswire)– Global Lights Acquisition Corp (the “Company”) (Nasdaq: GLAC), a blank check company, today announced that, commencing on December 4, 2023, holders of the 6,900,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “GLACU.” Any underlying ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “GLAC” and “GLACR,” respectively. Holders of Units will need to have their brokers contact the Company's transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. Chardan Capital Markets, LLC (“Chardan”) acted as sole book-running manager of the Offering. A registration statement on Form S-1 (File No. 333-274645) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 13, 2023. The Offering was made only by means of a prospectus, copies of which may be obtained from Chardan, 17 State Street, Suite 2130 New York, NY 10004 or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Lights Acquisition Corp

The Company is a blank check company incorporated in the Cayman Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

While the Company may pursue an acquisition or a business combination target in any business, industry or geography, the Company intends to focus its search on a target that provides solutions promoting sustainable development and focuses on environmentally sound infrastructure and industrial applications that eliminate or mitigate greenhouse gas emissions, and/or enhance resilience to climate change.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Global Lights Acquisition Corp, including those set forth in the Risk Factors section of Global Lights Acquisition Corp’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Global Lights Acquisition Corp undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Global Lights Acquisition Corp

Zhizhuang Miao

Chief Executive Officer

+86 18640939922

miaozhizhuang@glac.cc